LEGAL OPINION

OUR MicroLending, LLC:

I am an attorney admitted to practice law in the State of Florida. I have reviewed the Investment Certificates that UR MicroLending, LLC plans to issue, as described in the Offering Statement, Amendment No. 3 dated May 3, 2017 (the Offering Statement).

It is my opinion that these Investment Certificates, when sold, will be legally issued and binding obligations of the issuer, OUR MicroLending, LLC.

/s/ Brian Recor
Brian Recor, Esq.
RECOR RIEBER, P.A.
Miami, Florida
May 4, 2017